UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2009

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-33488	20-8995389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 North Water Street Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 765-7801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2009, the Compensation Committee of the Board of Directors of Marshall & Ilsley Corporation (the “Company”) approved modifications to its executive compensation program.  The modifications were made to conform to the requirements of the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued by the U.S. Department of the Treasury in June 2009.  Additionally, it has been determined that the Company will not pay cash bonuses for 2009 to any of its named executive officers.

The Interim Final Rule imposed restrictions on compensation of senior executives and certain other employees of participants in the U.S. Treasury’s Capital Purchase Program, including the Company.  Specifically, for the senior executive officers of the Company, the Interim Final Rule disallowed existing components of the Company’s compensation program, including:

•

payment or accrual of annual and long-term incentive compensation;

•

granting of stock options;

•

certain retirement benefits; and

•

separation compensation, including separation benefits under the Company’s general severance policy applicable to all employees.

As a result, the primary means remaining available to the Company for compensating individuals covered by the Interim Final Rule are cash salary, stock salary (as described below) and, on a limited basis, restricted stock.  While the Company’s executive compensation program has been subject to the prohibitions described above under the Interim Final Rule in 2009, the Compensation Committee elected to delay the implementation of the newly modified compensation program described herein until 2010.  Based on its review of compensation trends within the marketplace, executive compensation plans of peer institutions and industry and economic conditions, the Compensation Committee believes that the modifications for 2010 are a prudent step toward the Company’s objective of retaining the key employees who are leading the Company through the current difficult economic cycle.

The modifications include adjustments, effective January 1, 2010, for Mark F. Furlong, Gregory A. Smith, Thomas J. O’Neill, Kenneth C. Krei and Randall J. Erickson.  Mr. Furlong’s cash salary will remain unchanged at $875,000.  He will also receive stock salary of $2,125,000.  Mr. Smith’s cash salary will remain unchanged at $480,000.  Mr. Smith will also receive stock salary of $720,000.  Mr. O’Neill’s cash salary will remain unchanged at $415,000.  He will also receive stock salary of $685,000.  Mr. Krei’s cash salary will be adjusted from $415,000 to $480,000.  Mr. Krei will also receive stock salary of $720,000.  Mr. Erickson’s cash salary will be adjusted from $400,000 to $480,000.  He will also receive stock salary of $720,000.  The stock salary payments to each of these executive officers will be made in shares of Company common stock.

The stock salary will be issued under the Company’s 2000 Executive Stock Option and Restricted Stock Plan, 2003 Executive Stock Option and Restricted Stock Plan and 2006 Equity

Incentive Plan.  The number of shares of Company common stock to be paid each pay period will be determined by dividing the amount of salary to be paid in common stock for that pay period by the reported closing price per share of the Company’s common stock on the New York Stock Exchange on the pay date for such pay period (or, if the pay date is not a trading day, on the date immediately preceding the pay date).  The stock salary will be accompanied by voting rights and the right to receive any dividends paid with respect to the Company’s common stock.  Employees may satisfy their income and employment tax withholding obligations in connection with the stock salary payments by surrendering shares of common stock to the Company.

Consistent with the provisions of the Interim Final Rule, the stock salary will be fully vested at the time of grant.  However, the Compensation Committee determined that the shares awarded as salary will be subject to restrictions on transfer.  One third of the stock salary shares will be released from the transfer restrictions after each of the first three years following the date on which such stock salary shares were paid, at the end of the quarter during which the payment was made.  By way of example, the transfer restrictions with respect to one-third of all stock salary shares paid from January 1, 2010 through March 31, 2010 will be released on each of March 31, 2011, March 31, 2012 and March 31, 2013.

A Form of Agreement Regarding Portion of Salary Payable in Common Stock, which governs the payment of stock salary to these executives, is attached hereto as Exhibit 10.1.

In addition, as a part of the modified compensation program for the Company’s executive officers for 2010, and consistent with the provisions of the Interim Final Rule, on December 29, 2009, the Compensation Committee approved grants to each executive officer of a number of shares of restricted stock equal in value to one-half of such executive officer’s aggregate annual base salary.  The shares of restricted stock will be awarded on January 4, 2010, and will be valued based on the closing price per share of the Company’s common stock on the New York Stock Exchange on that date.

Item 9.01.

Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Agreement Regarding Portion of Salary Payable in Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2009	MARSHALL & ILSLEY CORPORATION

By:/s/ Randall J. Erickson
Randall J. Erickson Senior Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Agreement Regarding Portion of Salary Payable in Common Stock